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                                                                    EXHIBIT 99.3

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PRESS RELEASE                                             [BJ SERVICES LOGO]

CONTACT:     MIKE MCSHANE (713) 462-4239                      BJ SERVICES
                                                         5500 N.W. Central Drive
RELEASE:     IMMEDIATELY                                   Houston, Texas 77092
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                  BJ SERVICES ANNOUNCES FINAL STOCK PRORATION


Houston, Texas. April 26, 1995. BJ Services Company (BJS-NYSE, CBOE) announced the final results of the proration of consideration relating to its acquisition of The Western Company of North America.

As of April 13, 1995, 21,899,919 shares of common stock of The Western Company were outstanding. Of such, 19,519,596 or 89.13% elected to receive stock consideration in exchange for Western shares. The remaining shares outstanding either elected to receive cash consideration or made no election and are therefore deemed to be cash election shares.

As a result, for stock election shares, 0.56097268 are converted into the right to receive stock consideration and 0.43902732 are converted into the right to receive cash consideration. Each share of Western common stock, whether treated as a cash election share, a stock election share, or a non-election share, will be entitled to receive 0.2 warrants to purchase common stock of BJ Services.

In lieu of fractional shares of BJ common stock, Western stockholders will be entitled to receive cash on the basis of $19.9438 per share of BJ common stock. In lieu of fractional BJ warrants, Western stockholders will be entitled to receive cash on the basis of $5.00 per BJ warrant.

The initial distribution of merger consideration is expected to occur on May 1, 1995.





BJ Services Company is a leading provider of pressure pumping and related services to the petroleum industry.


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              (NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)